Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Dwayne Roark +1.215.299.6820
dwayne.roark@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com
FMC Corporation Announces Third Quarter 2017 Results

Third Quarter 2017 Highlights

•	Consolidated revenue of $646 million, up 3 percent versus Q3 ‘16

•	Consolidated GAAP earnings of $0.41 per diluted share, down 31 percent versus Q3 ‘16

•	Consolidated adjusted earnings per diluted share of $0.70, up 59 percent versus Q3 ‘16

•	Agricultural Solutions segment earnings of $118 million, up 31 percent versus Q3 ‘16

•	Lithium segment earnings of $37 million, up 110 percent versus Q3 ‘16

•	Raising guidance range for 2017 adjusted earnings per diluted share to $2.59 to $2.69, including two months contribution from the recent acquisition [1,2]

PHILADELPHIA, November 6, 2017 - FMC Corporation (NYSE:FMC) today reported third quarter revenue of $646 million, which is an increase of 3 percent year-over-year. On a GAAP basis, the company reported earnings of $0.41 per diluted share in the third quarter, or $55 million, which is 31 percent lower than the GAAP earnings of $0.59 per diluted share, or $80 million, in the third quarter of 2016. Third quarter 2017 adjusted earnings per diluted share were $0.70, which is 59 percent higher than the prior year quarter.
Pierre Brondeau, FMC president, CEO and chairman said: “FMC delivered a very strong quarter. In Ag Solutions, we are especially pleased with the significant volume growth in Latin America and North America. In Lithium, we also saw strong volume and revenue growth, driven by our lithium hydroxide expansion and robust pricing across our product categories.”
FMC Agricultural Solutions
FMC Agricultural Solutions reported third quarter revenue of $552 million and segment earnings of $118 million, a record third quarter earnings performance for the segment. Third quarter segment revenue grew 6 percent year-over-year, excluding India. The increase was driven by strong volume growth in the Americas, offset by revenue declines in Asia and Europe. The company took actions in India to prepare for the integration of the different market access channels between FMC and the acquired business, which reduced overall Agricultural Solutions revenue by 7 percent. In total, third quarter revenue was down 1 percent year over year. Segment earnings increased 31 percent compared to the third quarter of 2016, with

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volume gains and lower costs having the largest impact.
Agricultural Solutions full-year revenue is forecasted to be in the range of $2.5 and $2.6 billion and segment earnings are expected to be in a range of $465 to $485 million.2 The legacy Agricultural Solutions business is expected to contribute $2.3 billion to $2.4 billion of revenue and $425 to $445 million of earnings in 2017; this legacy contribution to segment earnings guidance represents 9 percent year-over-year growth and a $5 million increase versus prior guidance, at the mid-point. Fourth quarter segment earnings are forecasted to be in the range of $168 million to $188 million.2
FMC Lithium
FMC Lithium reported third quarter segment revenue of $94 million, an increase of 28 percent sequentially and an increase of 35 percent versus the prior-year quarter. Segment earnings increased over 50 percent sequentially and more than doubled year-over-year to $37 million in the quarter. Higher volume from FMC’s new hydroxide operations in China and higher year-over-year prices were the main contributors to growth.
The outlook for Lithium segment revenue for the full year of 2017 remains in the range of $340 million to $360 million, an increase of 33 percent at the mid-point compared to 2016, while the outlook for full-year segment earnings has been raised to a range of $124 million to $128 million. This revised forecast for full-year segment earnings represents an increase of nearly 80 percent at the mid-point compared to the prior year and a $6 million increase versus prior guidance. Fourth quarter segment earnings are expected to be in the range of $41 million to $45 million, which, at the mid-point, represents a doubling of earnings compared to the prior year quarter.
2017 Outlook
FMC expects adjusted earnings per share to be in the range of $2.59 to $2.69 for the full year 2017, including the impact of two months contribution from the DuPont Crop Protection acquisition.1,2
Brondeau added, “With Ag Solutions earnings up over 30 percent in the third quarter, and fourth quarter legacy Ag Solutions expected to post a year-over-year increase of 8 percent, we believe it is the perfect time to integrate the DuPont business, as our legacy business is performing very well. Conditions in the agriculture industry remain difficult, but we believe they have now stabilized. Now is a good time to be increasing our global footprint in the crop protection market. We remain equally excited about the current performance of our Lithium business, and believe the next few years offer compelling opportunities

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to invest in continued growth, while strengthening our leading position as a supplier into the electric vehicle market.”
Webcast and Supplemental Information
The company will post supplemental information on the web at www.FMC.com, including its 2017 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products.  On November 1, 2017, FMC acquired a significant portion of DuPont's Crop Protection business. FMC’s 2016 pro forma revenue was approximately $4 billion.3  FMC employs more than 7,000 people throughout the world and operates its businesses in two segments: FMC Agricultural Solutions and FMC Lithium. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2016 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com.  In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.
Although we provide forecasts for adjusted earnings per share and adjusted cash from operations (both of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP.  Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

2.	2017 Outlook includes two months of contribution from the acquisition of DuPont Crop Protection business that FMC completed on November 1, 2017.

3.
2016 pro forma revenue assumes the transactions with DuPont occurred at the beginning of the year and includes twelve months of revenue from the DuPont Crop Protection business and it excludes the revenue from FMC Health and Nutrition.  The pro forma revenue reflects FMC’s calculation as of the date hereof based on information currently available.  Form 8-K/A will be filed within 75 days of the transaction date and will include unaudited pro forma condensed financial information related to the transactions.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Revenue	$646.2	$628.8	$1,899.0	$1,850.5
Costs of sales and services	380.3	414.2	1,182.5	1,184.5
Gross margin	265.9	214.6	716.5	666.0
Selling, general and administrative expenses	150.9	99.9	387.0	320.6
Research and development expenses	30.2	30.6	90.4	98.0
Restructuring and other charges (income)	7.1	14.1	22.3	32.7
Total costs and expenses	568.5	558.8	1,682.2	1,635.8
Income (loss) from operations	77.7	70.0	216.8	214.7
Equity in (earnings) loss of affiliates	—	(0.4)	(0.2)	(0.4)
Interest expense, net	18.4	15.4	51.3	46.4
Income (loss) from continuing operations before income taxes	59.3	55.0	165.7	168.7
Provision (benefit) for income taxes	(11.6)	6.5	1.1	47.4
Income (loss) from continuing operations	70.9	48.5	164.6	121.3
Discontinued operations, net of income taxes	(15.1)	31.1	(157.3)	74.0
Net income (loss)	$55.8	$79.6	$7.3	$195.3
Less: Net income (loss) attributable to noncontrolling interests	0.6	(0.1)	1.6	2.1
Net income (loss) attributable to FMC stockholders	$55.2	$79.7	$5.7	$193.2
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$70.4	$48.9	$163.1	$119.5
Discontinued operations, net of tax	(15.2)	30.8	(157.4)	73.7
Net income (loss)	$55.2	$79.7	$5.7	$193.2
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.52	$0.36	$1.21	$0.89
Discontinued operations	(0.11)	0.23	(1.17)	0.55
Basic earnings per common share	$0.41	$0.59	$0.04	$1.44
Average number of shares outstanding used in basic earnings per share computations	134.4	134.0	134.2	133.9
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.52	$0.36	$1.20	$0.89
Discontinued operations	(0.11)	0.23	(1.16)	0.55
Diluted earnings per common share	$0.41	$0.59	$0.04	$1.44
Average number of shares outstanding used in diluted earnings per share computations	135.9	134.7	135.5	134.5

Other Data:
Capital additions	$20.8	$18.4	$47.5	$63.7
Depreciation and amortization expense	25.1	25.6	71.2	75.2

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FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Net income (loss) attributable to FMC stockholders (GAAP)	$55.2	$79.7	$5.7	$193.2
Corporate special charges (income):
Restructuring and other charges (income) (a)	7.1	14.1	22.3	32.7
Non-operating pension and postretirement charges (income) (b)	(3.6)	0.2	(12.3)	2.5
Acquisition-related charges (c)	48.8	4.4	78.7	16.8
Income tax expense (benefit) on Corporate special charges (income) (d)	(17.9)	(5.0)	(30.4)	(14.7)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	15.2	(30.8)	157.4	(73.7)
Tax adjustment (f)	(9.4)	(3.9)	(2.8)	12.2
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$95.4	$58.7	$218.6	$169.0

Diluted earnings per common share (GAAP)	$0.41	$0.59	$0.04	$1.44
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.05	0.10	0.16	0.24
Non-operating pension and postretirement charges	(0.03)	—	(0.09)	0.02
Acquisition-related charges	0.36	0.03	0.58	0.13
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.13)	(0.04)	(0.22)	(0.11)
Discontinued operations per diluted share	0.11	(0.22)	1.16	(0.55)
Tax adjustments per diluted share	(0.07)	(0.02)	(0.02)	0.09
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.70	$0.44	$1.61	$1.26

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	135.9	134.7	135.5	134.5
____________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(a)	Three Months Ended September 30, 2017:
Restructuring and other charges (income) represents $2.2 million of impairment charges of intangible assets within our FMC Agricultural Solutions segment. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $2.7 million and other Corporate charges of $2.2 million.
Three Months Ended September 30, 2016:
Restructuring and other charges (income) includes charges of $5.8 million representing adjustments to severance and asset write-offs primarily associated with the integration of Cheminova with FMC Agricultural Solutions. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $8.1 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $0.2 million.

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Nine Months Ended September 30, 2017:
Restructuring and other charges (income) represents $2.2 million of impairment charges of intangible assets write-offs and $4.7 million of exit costs related to the termination of our interest in a variable interest entity that was previously consolidated and part of our FMC Agricultural Solutions segment. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $8.3 million and Corporate asset write-off charges of $2.2 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $4.9 million.
Nine Months Ended September 30, 2016:
Restructuring and other charges (income) includes charges of $14.7 million representing adjustments to severance and asset write-offs primarily associated with the integration of Cheminova with FMC Agricultural Solutions. Amounts also include $4.2 million associated as a result of the Argentina government's action to devalue its currency. Additionally, restructuring and other charges includes charges of continuing environmental sites treated as a Corporate charge of $17.1 million. Remaining restructuring and other charges includes net miscellaneous charges (income) of $(3.3) million.

(b)
Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs from our segments as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(c)	Charges related to the legal and professional fees associated with the planned or completed acquisitions. Amounts represent the following:

	Three Months Ended September 30		Nine Months Ended September 30
(in Millions)	2017	2016	2017	2016
Acquisition-related charges
Legal and professional fees (1)	$48.8	$4.4	$78.7	$16.8
Total Acquisition-related charges (2)	$48.8	$4.4	$78.7	$16.8
____________________

(1)
Represents transaction costs, costs for transitional employees, other acquired employees related costs and integration-related legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(2)
Acquisition-related charges for the three and nine months ended September 30, 2017 relate to the acquisition of a significant portion of DuPont's crop protection business, while charges for the three and nine months ended September 30, 2016 relate to the integration of Cheminova with FMC Agricultural Solutions, which were completed at the end of 2016.

(d)
The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(e)	Three and Nine Months Ended September 30, 2017 and 2016
Discontinued operations include the results of FMC Health and Nutrition as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. Assets held for sale under U.S. GAAP are required to be reported at the lower of carrying value or fair value, less costs to sell. We expected a significant gain on the FMC Health and Nutrition assets sold to DuPont and therefore these assets held for sale were reported at their carrying value. However, the fair value of the Omega-3 business, which was previously part of the broader FMC Health and Nutrition reporting unit, was significantly less than its carrying value, which included accumulated foreign currency translation adjustments that were subsequently reclassified to earnings after completion of the sale. As a result, we recorded an impairment charge of approximately $171 million ($151 million, net of tax) during the six months ended June 30, 2017 to reflect the definitive agreement. As the sale occurred August 1, 2017, the charge was revised to reflect the sales price less the carrying value at the sale date. The impairment charge for the nine months ended September 30, 2017 was approximately $168 million ($148 million, net of tax).

(f)
We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective

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tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in Millions)	2017	2016	2017	2016
Non-GAAP tax adjustments:
Revisions to our tax liabilities due to finalization of prior year tax returns	$—	$0.6	$(0.8)	$2.2
Revisions to valuation allowances of historical deferred tax assets	0.1	0.4	—	0.4
Foreign currency remeasurement and other discrete items	(9.5)	(4.9)	(2.0)	9.6
Total Non-GAAP tax adjustments	$(9.4)	$(3.9)	$(2.8)	$12.2

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Net income (loss) (GAAP)	$55.8	$79.6	$7.3	$195.3
Restructuring and other charges (income)	7.1	14.1	22.3	32.7
Non-operating pension and postretirement charges	(3.6)	0.2	(12.3)	2.5
Acquisition-related charges	48.8	4.4	78.7	16.8
Discontinued operations, net of income taxes	15.1	(31.1)	157.3	(74.0)
Interest expense, net	18.4	15.4	51.3	46.4
Provision (benefit) for income taxes	(11.6)	6.5	1.1	47.4
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$130.0	$89.1	$305.7	$267.1
___________________

(1)	Referred to as Adjusted Operating Profit.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS (NON-GAAP)
(Unaudited, in millions)

	Nine Months Ended
	September 30
	2017	2016
Cash provided (required) by operating activities (GAAP)	$272.5	$266.5
Transaction and integration costs related to acquisitions	35.2	16.8
Adjusted cash from operations (Non-GAAP) (1)	$307.7	$283.3

___________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of acquisition-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

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FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Revenue
FMC Agricultural Solutions	$551.8	$558.9	$1,665.0	$1,657.0
FMC Lithium	94.4	69.9	234.0	193.5
Total	$646.2	$628.8	$1,899.0	$1,850.5
Income from continuing operations before income taxes
FMC Agricultural Solutions	118.4	90.1	297.1	272.8
FMC Lithium	36.8	17.5	82.6	48.9
Segment operating profit (a)	155.2	107.6	379.7	321.7
Corporate and other	(25.2)	(18.5)	(74.0)	(54.6)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$130.0	$89.1	$305.7	$267.1

Interest expense, net	(18.4)	(15.4)	(51.3)	(46.4)
Corporate special (charges) income:
Restructuring and other (charges) income (b)	(7.1)	(14.1)	(22.3)	(32.7)
Non-operating pension and postretirement (charges) income (c)	3.6	(0.2)	12.3	(2.5)
Acquisition-related charges (d)	(48.8)	(4.4)	(78.7)	(16.8)
(Provision) benefit for income taxes	11.6	(6.5)	(1.1)	(47.4)
Discontinued operations, net of income taxes (e)	(15.1)	31.1	(157.3)	74.0
Net income attributable to noncontrolling interests	(0.6)	0.1	(1.6)	(2.1)
Net income (loss) attributable to FMC stockholders	$55.2	$79.7	$5.7	$193.2
____________________

(a)	Referred to as Segment Earnings.

(b)	Below provides the details of restructuring and other (charges) income by segment.

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
FMC Agricultural Solutions	$(2.2)	$(9.1)	$(7.0)	$(21.6)
FMC Lithium	—	—	(2.7)	(0.6)
Corporate	(4.9)	(5.0)	(12.6)	(10.5)
Restructuring and other (charges) income	$(7.1)	$(14.1)	$(22.3)	$(32.7)

(c)
See Note (b) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(d)
See Note (c) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(e)
See Note (e) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

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FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$93.8	$64.2
Trade receivables, net of allowance of $21.5 in 2017 and $17.6 in 2016	1,457.6	1,692.5
Inventories	614.8	478.9
Prepaid and other current assets	280.7	232.1
Current assets of discontinued operations held for sale	1,127.3	381.5
Total current assets	$3,574.2	$2,849.2

Property, plant and equipment, net	547.0	538.1
Goodwill	500.3	498.7
Deferred income taxes	238.8	242.1
Other long-term assets	1,196.5	1,175.6
Noncurrent assets of discontinued operations held for sale	—	835.6
Total assets	$6,056.8	$6,139.3

Short-term debt and current portion of long-term debt	$214.2	$94.2
Accounts payable, trade and other	437.7	317.4
Accrued customer rebates	376.3	246.7
Guarantees of vendor financing	57.9	104.5
Accrued pensions and other postretirement benefits, current	7.1	7.1
Other current liabilities	390.6	609.3
Current liabilities of discontinued operations held for sale	146.8	59.0
Total current liabilities	$1,630.6	$1,438.2

Long-term debt, less current portion	1,492.9	1,798.8
Long-term liabilities	798.1	841.6
Long-term liabilities of discontinued operations held for sale	—	67.7
Equity	2,135.2	1,993.0
Total liabilities and equity	$6,056.8	$6,139.3

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FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30
	2017	2016
Cash provided (required) by operating activities of continuing operations	$272.5	$266.5

Cash provided (required) by operating activities of discontinued operations	47.0	121.6

Cash provided (required) by investing activities of continuing operations	(70.0)	(74.9)

Cash provided (required) by investing activities of discontinued operations	20.2	(22.3)

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	14.1	(50.4)
Financing Fees	(11.0)	(0.7)
Proceeds from borrowings of long-term debt	103.3	2.1
Repayments of long-term debt	(301.9)	(126.3)
Issuances of common stock, net	20.1	2.4
Excess tax benefits from share-based compensation	—	0.5
Transactions with noncontrolling interests	(0.5)	—
Dividends paid	(66.6)	(66.4)
Other repurchases of common stock	(1.8)	(1.6)
Cash provided (required) by financing activities	(244.3)	(240.4)
Effect of exchange rate changes on cash	4.2	1.6
Increase (decrease) in cash and cash equivalents	29.6	52.1
Cash and cash equivalents, beginning of year	64.2	78.6
Cash and cash equivalents, end of period	$93.8	$130.7

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